Exhibit 10.1

EXTENSION OF

CONSULTING PERIOD IN

SEPARATION AGREEMENT FOR

INVESTOR RELATIONS SERVICES

This Investor Relations Services Agreement is an extension of the consulting services period described in the Separation Agreement and General Release of Claims (the “Separation Agreement”) between Robert Simmons and E*TRADE Financial Corporation (the “Company”) and is dated as of July 15, 2008 (the “Effective Date”). Capitalized terms not herein defined shall have the meaning ascribed to such terms in the Separation Agreement.

WHEREAS, Mr. Simmons is currently providing consulting services to the Company related to the financial management of the Company; and

WHEREAS, the consulting arrangement is scheduled to terminate on or before July 18, 2008; and

WHEREAS, the Company is currently searching for a permanent investor relations representative and wishes to have an interim replacement; and

WHEREAS, Mr. Simmons has an extensive background in investor relations, having begun his tenure with the Company as its treasurer with responsibility for investor relations; and

WHEREAS, the Company and Mr. Simmons desire to extend the period of the consulting arrangement as the Company searches for a permanent chief financial officer and investor relations representative, on the terms set forth in this Agreement.

The Parties agree to hereby amend the Separation Agreement as follows:

A. The following Section 4-1 shall be added, following Section 4 of the Separation Agreement:

4-1. Additional Consulting. Employee agrees to provide additional consulting services to the Company from the Effective Date until the earlier of: (i) the date on which the consulting relationship is terminated by either party; or (ii) February 15, 2009 (the “Additional Consulting Period”). During the Additional Consulting Period, Employee will primarily consult on the Company’s investor relations but may also consult on various other matters associated with the financial management of the Company, as requested by the Company. As compensation for these consulting services, Employee shall receive the following:

a.	A consulting fee at the rate of $120,000 per month during the Additional Consulting Period, which shall be paid in arrears no less often than bi-weekly; and

b.	If, and only if, Employee continues to perform the consulting services through November 15, 2008, the Company will pay a special retention consideration in the amount of $125,000, with such payment to be made on or before November 30, 2008, provided that if the Additional Consulting Period is terminated by the Company prior to that date for any reason other than Cause (as that term is defined in the Employment Agreement), this payment will become due and payable within ten days following the termination date; and

c.	If, and only if, Employee continues to perform the consulting services through February 15, 2009, the Company will pay an additional special retention consideration in the amount of $125,000, with such payment to be made on or before February 28, 2009, provided that if the Additional Consulting Period is terminated by the Company prior to that date for any reason other than Cause (as that term is defined in the Employment Agreement), this payment will become due and payable within ten days following the termination date; and

d.	Reimbursement of medical, life and disability insurance premiums in the amounts and in the manner provided for in Section 2(b) of the Separation Agreement for an additional period, which period shall be the seven months following the one year anniversary of the Separation Date, provided that such reimbursements shall cease with respect to any periods beginning after the date (if any) Employee begins alternative employment. Employee understands that these reimbursements do not extend or otherwise affect the period for which Employee may be eligible to participate in the Company’s medical insurance programs under federal COBRA laws. These reimbursements, if owed, shall be paid regardless of when the Additional Consulting Period is terminated, provided that no such payments will be made if the Company terminates the Additional Consulting Period for Cause (as that term is defined in the Employment Agreement).

As a consultant, Employee shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment (including any bonus plans) available to employees of the Company. Employee shall have no authority as agent of the Company, except to the extent such authority is specifically delegated or is consistent with the Company’s representations (explicit or implied) to the public and/or its investors regarding Employee’s role, and Employee shall not represent to the contrary to any person. The Company will reimburse Employee for reasonable business expenses incurred during the Additional Consulting Period, but in any event on or before the later of the final business day of the year in which the expenses were incurred or thirty days after the expenses were incurred. Any amounts due under this Section shall be subject to tax withholding and reporting to the extent deemed necessary by the Company. Employee agrees that he shall pay, and provide evidence to the Company of such payment if requested, of any and all taxes due.

B. For purposes of clarity, prior to the Effective Date, Mr. Simmons shall continue to be reimbursed for his consulting services as provided for in Section 4 of the original Separation Agreement.

C. The Company shall indemnify and hold harmless Mr. Simmons with respect to all matters, events or transactions occurring or effected during the Additional Consulting Period to the same extent, and on the same terms, as applied to Mr. Simmons.

D. prior to the Additional Consulting Period, as if Mr. Simmons were an officer of the Company, including under the terms of the Company’s bylaws, charter, and other corporate or organizational documents, as well as under any directors and officers indemnity policy as an additional named insured.

E. Except as modified by this Amendment, all of the terms and conditions of the Separation Agreement shall remain in full force and effect.

Dated: July 15, 2008

/s/ Robert Simmons Robert Simmons

Dated: July 15, 2008	E*TRADE Financial Corporation

	By:	/s/ Donald H. Layton
Donald H. Layton
Chief Executive Officer and Chairman of the Board of Directors

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